Exhibit 3.1
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
BROOKSIDE TECHNOLOGY HOLDINGS CORP.
     The Corporation hereby certifies that the Board of Directors of the Corporation (the “Board”), pursuant to authority of the Board as required by applicable corporate law, and in accordance with the provisions of its Articles of Incorporation and Bylaws, has and hereby authorizes the following amendments to its Articles of Incorporation. The amendments were adopted on April 12, 2010 by the Board of Directors. Such action is sufficient for approval and further shareholder action is not required to approve the following amendment.
     FIRST: The name of the Corporation is: BROOKSIDE TECHNOLOGY HOLDINGS CORP.
     SECOND: The total number of authorized shares of Series A Convertible Preferred Stock is hereby increased from Fifteen Million (15,000,000) to Twenty Million (20,000,000) shares.
     IN WITNESS WHEREOF, the undersigned, Chief Financial Officer of the Corporation, has executed these Articles of Amendment this 12th day of April, 2009.

BROOKSIDE TECHNOLOGY HOLDINGS CORP.
By:
Bryan G. McGuire, Chief Financial Officer